This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw you indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or (3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

UBS Investment Bank Fixed Bid Stratification GROUP2

Pool Summary			COUNT	UPB	%

Conforming			108	$9,849,273.09	10.76%
Non-Conforming			436	81,648,851.87	89.24

Total:			544	$91,498,124.96	100.00%

Adjusted Balance: $91,498,124.96
Data as of Date:		2006-05-01
AVG UPB:	$168,195.08
GROSS WAC:		6.7883%
NET WAC: 6.538%
% IO's: 30.12%
% SF/PUD: 90.11%
% FULL/ALT/DULP: 56.46%
% CASHOUT: 42.77%
% PURCHASE:		29.54%
% BUYDOWN:		0.00%
% INVESTOR:		1.05%
% LTV > 80 NO MI: 0.00%
WA LTV:	71.44%
WA CLTV:	73.73%
% FICO > 679:		84.78%
% NO FICO: 0.00%
WA FICO:	729
% FIRST LIEN:		100.00%
% PREPAY PENALTY: 0.15%
CALIFORNIA %: 44.26%
Latest Maturity Date: 20361001

Product Type			COUNT	UPB	%

20 Yr Fxd			2	$103,036.99	0.11%
30 Yr Fxd			542	91,395,087.97	99.89

Total:			544	$91,498,124.96	100.00%

Original Balance	COUNT	ORIGBAL	%

$50,000.01 - $100,000.00	1	$100,000.00	0.03%
$100,000.01 - $150,000.00	23	2,892,080.00	1.00
$150,000.01 - $200,000.00	26	4,591,915.00	1.59
$200,000.01 - $250,000.00	12	2,774,702.00	0.96
$250,000.01 - $300,000.00	19	5,147,785.00	1.78
$300,000.01 - $350,000.00	8	2,633,850.00	0.91
$350,000.01 - $400,000.00	10	3,742,673.00	1.30
$400,000.01 - $450,000.00	56	24,362,950.00	8.44
$450,000.01 - $500,000.00	101	48,510,070.00	16.81
$500,000.01 - $550,000.00	68	35,797,367.00	12.41
$550,000.01 - $600,000.00	68	39,488,350.00	13.69
$600,000.01 - $650,000.00	60	37,990,949.00	13.17
$650,000.01 - $700,000.00	21	14,244,860.00	4.94
$700,000.01 - $750,000.00	12	8,767,800.00	3.04
$750,000.01 - $800,000.00	10	7,885,110.00	2.73
$800,000.01 - $850,000.00	12	9,975,200.00	3.46
$850,000.01 - $900,000.00	7	6,153,000.00	2.13
$900,000.01 - $950,000.00	4	3,748,750.00	1.30
$950,000.01 - $1,000,000.00	17	16,808,550.00	5.83
$1,000,000.01 >=	9	12,931,000.00	4.48

Total:	544	$288,546,961.00	100.00%

Minimum: $100,000.00
Maximum: $2,000,000.00
Average: $530,417.21

UBS Investment Bank Fixed Bid Stratification GROUP2

Unpaid Balance	COUNT	UPB	%

$50,000.01 - $100,000.00	1	$100,000.00	0.03%
$100,000.01 - $150,000.00	23	2,892,080.00	1.00
$150,000.01 - $200,000.00	26	4,591,915.00	1.59
$200,000.01 - $250,000.00	12	2,774,222.97	0.96
$250,000.01 - $300,000.00	19	5,146,757.90	1.78
$300,000.01 - $350,000.00	8	2,633,850.00	0.91
$350,000.01 - $400,000.00	10	3,741,248.62	1.30
$400,000.01 - $450,000.00	56	24,350,047.94	8.44
$450,000.01 - $500,000.00	101	48,480,269.68	16.81
$500,000.01 - $550,000.00	68	35,777,758.32	12.41
$550,000.01 - $600,000.00	68	39,461,674.41	13.68
$600,000.01 - $650,000.00	60	37,946,300.01	13.16
$650,000.01 - $700,000.00	21	14,234,792.33	4.94
$700,000.01 - $750,000.00	12	8,765,215.89	3.04
$750,000.01 - $800,000.00	10	7,883,593.29	2.73
$800,000.01 - $850,000.00	12	9,973,643.99	3.46
$850,000.01 - $900,000.00	7	6,152,205.95	2.13
$900,000.01 - $950,000.00	4	3,747,836.49	1.30
$950,000.01 - $1,000,000.00	17	16,800,201.32	5.83
$1,000,000.01 >=	9	12,928,208.10	4.48

Total:	544	$288,381,822.21	100.00%

Minimum: $100,000.00
Maximum: $2,000,000.00
Average: $530,113.64

Gross Rate	COUNT	UPB	%

6.251% - 6.500%	359	$34,731,994.28	37.96%
6.501% - 6.750%	111	24,934,977.18	27.25
6.751% - 7.000%	45	14,488,095.99	15.83
7.001% - 7.250%	3	1,445,437.50	1.58
7.251% - 7.500%	25	15,333,320.00	16.76
8.251% - 8.500%	1	564,300.00	0.62

Total:	544	$91,498,124.96	100.00%

Minimum: 6.375%
Maximum: 8.420%
Weighted Average: 6.788%

Net Rate		COUNT	UPB	%

6.001% - 6.250%		359	$34,731,994.28	37.96%
6.251% - 6.500%		111	24,934,977.18	27.25
6.501% - 6.750%		45	14,488,095.99	15.83
6.751% - 7.000%		3	1,445,437.50	1.58
7.001% - 7.250%		25	15,333,320.00	16.76
8.001% - 8.250%		1	564,300.00	0.62

Total:		544	$91,498,124.96	100.00%

Minimum: 6.125%
Maximum: 8.170%
Weighted Average:	6.538%

Original Term to Maturity		COUNT	UPB	%

181 - 240		2	$103,036.99	0.11%
301 - 359		7	895,918.95	0.98
360 - 360		535	90,499,169.01	98.91

Total:		544	$91,498,124.96	100.00%

Minimum: 240
Maximum: 360
Weighted Average:	360

Remaining Term to Stated Maturity		COUNT	UPB	%

181 - 240		2	$103,036.99	0.11%
301 - 359		403	64,265,406.97	70.24
360 - 360		139	27,129,681.00	29.65

Total:		544	$91,498,124.96	100.00%

Minimum: 238
Maximum: 360
Weighted Average:	359

UBS Investment Bank Fixed Bid Stratification GROUP2

Seasoning			COUNT	UPB	%

<= 0			140	$27,160,618.50	29.68%
1 - 1			278	44,532,435.05	48.67
2 - 2			93	13,302,069.48	14.54
3 - 3			19	3,193,778.10	3.49
4 - 4			12	2,781,848.84	3.04
5 - 5			1	465,000.00	0.51
7 - 12			1	62,375.00	0.07

Total:			544	$91,498,124.96	100.00%

Minimum:	0
Maximum:	7
Weighted Average:		1

FICO Scores			COUNT	UPB	%

620 - 629			6	$1,123,863.00	1.23%
630 - 639			5	1,061,542.40	1.16
640 - 649			8	681,729.80	0.75
650 - 659			8	1,062,188.11	1.16
660 - 669			28	4,733,908.87	5.17
670 - 679			33	5,260,643.38	5.75
680 - 689			38	5,660,482.67	6.19
690 - 699			39	5,088,435.94	5.56
700 - 709			37	7,155,493.10	7.82
710 - 719			45	7,477,589.73	8.17
720 - 729			44	6,704,557.95	7.33
730 - 739			35	6,309,754.78	6.90
740 - 749			30	5,075,996.77	5.55
750 - 759			37	7,825,548.66	8.55
760 - 769			29	6,431,525.25	7.03
770 - 779			33	5,795,389.78	6.33
780 - 789			32	6,107,868.18	6.68
790 - 799			23	3,678,397.16	4.02
800 - 809			23	3,140,368.89	3.43
810 - 819			11	1,122,840.55	1.23

Total:			544	$91,498,124.96	100.00%

Minimum:	621
Maximum:	819
Weighted Average:		729

Loan To Value Ratio		COUNT	UPB	%

20.001% - 25.000%		2	$113,755.63	0.12%
25.001% - 30.000%		1	126,625.00	0.14
30.001% - 35.000%		1	149,864.40	0.16
35.001% - 40.000%		6	710,746.61	0.78
40.001% - 45.000%		7	865,699.10	0.95
45.001% - 50.000%		14	2,696,740.74	2.95
50.001% - 55.000%		16	2,796,548.84	3.06
55.001% - 60.000%		34	5,720,461.13	6.25
60.001% - 65.000%		55	10,727,683.76	11.72
65.001% - 70.000%		73	15,370,469.51	16.80
70.001% - 75.000%		83	14,038,465.50	15.34
75.001% - 80.000%		231	34,189,808.31	37.37
80.001% - 85.000%		1	46,762.50	0.05
85.001% - 90.000%		11	1,983,201.13	2.17
90.001% - 95.000%		9	1,961,292.79	2.14

Total:		544	$91,498,124.96	100.00%

Minimum: 22.73%
Maximum: 95.00%
Weighted Average:	71.44%

Combined Loan To Value Ratio		COUNT	UPB	%

20.001% - 25.000%		1	$31,190.12	0.03%
25.001% - 30.000%		1	126,625.00	0.14
30.001% - 35.000%		2	232,429.91	0.25
35.001% - 40.000%		6	710,746.61	0.78
40.001% - 45.000%		6	803,199.10	0.88
45.001% - 50.000%		10	2,298,641.13	2.51
50.001% - 55.000%		14	2,595,173.84	2.84
55.001% - 60.000%		34	5,243,837.31	5.73
60.001% - 65.000%		52	10,196,703.56	11.14
65.001% - 70.000%		64	12,165,813.63	13.30
70.001% - 75.000%		73	12,532,348.18	13.70
75.001% - 80.000%		166	28,298,289.27	30.93
80.001% - 85.000%		13	2,084,317.59	2.28
85.001% - 90.000%		60	7,991,273.29	8.73
90.001% - 95.000%		31	5,403,067.68	5.91
95.001% - 100.000%		11	784,468.75	0.86

Total:		544	$91,498,124.96	100.00%

Minimum: 22.73%
Maximum: 100.00%
Weighted Average:	73.73%

UBS Investment Bank Fixed Bid Stratification GROUP2

DTI		COUNT	UPB	%

<= 0.000%		1	$70,151.25	0.08%
1.001% - 6.000%		2	298,750.00	0.33
6.001% - 11.000%		9	3,152,233.93	3.45
11.001% - 16.000%		25	4,550,021.88	4.97
16.001% - 21.000%		50	7,389,681.71	8.08
21.001% - 26.000%		85	16,042,490.28	17.53
26.001% - 31.000%		79	15,030,489.51	16.43
31.001% - 36.000%		85	15,509,010.87	16.95
36.001% - 41.000%		89	13,482,736.70	14.74
41.001% - 46.000%		65	9,726,352.79	10.63
46.001% - 51.000%		45	5,218,961.41	5.70
51.001% - 56.000%		7	788,192.77	0.86
56.001% - 61.000%		2	239,051.87	0.26

Total:		544	$91,498,124.96	100.00%

Minimum: 0.000%
Maximum: 59.030%
Weighted Average:	30.574%

Geographic Concentration	COUNT	UPB	%

California	216	$40,496,392.69	44.26%
Florida	49	9,494,624.64	10.38
Illinois	19	5,930,462.98	6.48
Arizona	35	4,876,411.23	5.33
Maryland	25	3,182,451.53	3.48
Virginia	28	3,064,196.24	3.35
Washington	12	2,322,794.15	2.54
New York	16	2,229,005.86	2.44
Georgia	16	2,110,737.97	2.31
New Jersey	10	1,747,964.79	1.91
Massachusetts	10	1,649,037.15	1.80
Colorado	8	1,619,859.34	1.77
Nevada	14	1,598,724.67	1.75
Texas	11	1,365,116.99	1.49
Tennessee	3	990,941.00	1.08
Delaware	5	843,750.00	0.92
North Carolina	6	730,041.21	0.80
Indiana	3	676,213.10	0.74
District Of Columbia	3	631,125.00	0.69
Pennsylvania	5	607,375.65	0.66
Michigan	6	591,816.57	0.65
Utah	4	585,152.94	0.64
Kentucky	1	564,300.00	0.62
Oregon	6	537,486.46	0.59
Alabama	3	432,300.06	0.47
South Carolina	4	370,246.20	0.40
New Mexico	2	274,194.13	0.30
Connecticut	3	240,567.11	0.26
Missouri	2	230,000.00	0.25
New Hampshire	1	216,383.23	0.24
South Dakota	1	187,276.29	0.20
Idaho	2	184,939.80	0.20
Minnesota	3	172,669.64	0.19
Montana	2	167,400.00	0.18
Oklahoma	1	159,855.36	0.17
Louisiana	2	128,400.00	0.14
Wisconsin	2	127,600.00	0.14
Ohio	1	74,000.00	0.08
West Virginia	1	30,000.00	0.03
Mississippi	1	20,500.00	0.02
Maine	1	20,000.00	0.02
Kansas	1	15,811.00	0.02

Total:	544	$91,498,124.96	100.00%

UBS Investment Bank Fixed Bid Stratification GROUP2

North-South CA	COUNT	UPB	%

States Not CA	328	$51,001,732.27	55.74%
South CA	116	21,905,211.77	23.94
North CA	100	18,591,180.92	20.32

Total:	544	$91,498,124.96	100.00%

Zip Code Concentration	COUNT	UPB	%

33131	3	$2,476,250.00	2.71%
92352	1	1,500,000.00	1.64
94539	2	1,449,000.00	1.58
90275	1	1,150,000.00	1.26
91748	2	964,909.00	1.05
Other	535	83,957,965.96	91.76

Total:	544	$91,498,124.96	100.00%

Loan Purpose	COUNT	UPB	%

Cash Out Refi	250	$39,135,226.42	42.77%
Purchase	175	27,029,368.76	29.54
Rate & Term Refi	114	24,766,600.66	27.07
Construction to Perm	5	566,929.12	0.62

Total:	544	$91,498,124.96	100.00%

Document Type	COUNT	UPB	%

Full	327	$51,656,214.55	56.46%
Stated Income/Verified Assets	162	31,564,505.78	34.50
No Ratio	52	7,343,494.45	8.03
Express	2	863,758.93	0.94
No Doc	1	70,151.25	0.08

Total:	544	$91,498,124.96	100.00%

Property Type	COUNT	UPB	%

Single Family	390	$63,743,783.73	69.67%
Pud	63	13,548,573.03	14.81
Condomimium	29	6,600,444.63	7.21
Pud Detached	42	4,534,167.73	4.96
Two Family	6	1,230,984.20	1.35
Pud Attached	4	626,291.87	0.68
Low Rise Condo (2-4 floors)	5	404,135.15	0.44
Three Family	1	320,250.00	0.35
Coop	2	255,369.75	0.28
Four Family	2	234,124.88	0.26

Total:	544	$91,498,124.96	100.00%

Occupancy	COUNT	UPB	%

Owner Occupied	510	$85,275,374.53	93.20%
Second Home	28	5,258,387.24	5.75
Investor Occupied	6	964,363.20	1.05

Total:	544	$91,498,124.96	100.00%

Prepayment Penalty (Months)	COUNT	UPB	%

0.000	543	$91,363,247.00	99.85%
36.000	1	134,877.96	0.15

Total:	544	$91,498,124.96	100.00%

wa Term: 0.053

Balloon Flag	COUNT	UPB	%

Not a Balloon Loan	544	$91,498,124.96	100.00%

Total:	544	$91,498,124.96	100.00%

Silent 2nd	COUNT	UPB	%

N	428	$73,644,962.37	80.49%
Y	116	17,853,162.59	19.51

Total:	544	$91,498,124.96	100.00%

UBS Investment Bank Fixed Bid Stratification GROUP2

Lien Position	COUNT	UPB	%

1	544	$91,498,124.96	100.00%

Total:	544	$91,498,124.96	100.00%

Mortgage Ins.	COUNT	UPB	%

AMIC	1	$65,690.26	0.07%
MGIC	9	1,290,107.75	1.41
PMI Mortgage Insurance	2	303,574.04	0.33
Radian Guaranty	7	1,542,268.74	1.69
Triad Guaranty Insurance Co.	2	789,615.63	0.86
LTV <=80	523	87,506,868.54	95.64

Total:	544	$91,498,124.96	100.00%

% LTV > 80 NO MI: 0.00%

Originator	COUNT	UPB	%

American Home Mortgage	297	$57,844,665.63	63.22%
Crescent Mortgage Company	1	63,750.00	0.07
Downey Savings	7	1,949,699.01	2.13
EverBank	6	787,627.65	0.86
First Magnus	15	1,798,352.80	1.97
Greenlight	11	1,598,611.02	1.75
HSBC	17	3,674,812.81	4.02
Mid-America	2	178,186.34	0.19
Meridian Residential Capital	1	57,187.50	0.06
Provident Bank	2	274,197.44	0.30
SunTrust Mortgage, Inc.	185	23,271,034.76	25.43

Total:	544	$91,498,124.96	100.00%

Servicer	COUNT	UPB	%

Cenlar	350	$66,099,204.85	72.24%
Downey	7	1,949,699.01	2.13
MIDAMERICA	2	178,186.34	0.19
Suntrust	185	23,271,034.76	25.43

Total:	544	$91,498,124.96	100.00%